Exhibit 99.1

Press Release                                  For Immediate Release


Company Contact:

Company Contact:
William Swain, GraphOn Corporation
1.800.GRAPHON
Bill.Swain@GraphOn.com

  GraphOn Corp. Today Announces First Quarter 2003 Results; Will
 Host First Quarter Investors Teleconference on Wednesday, May 21,
                                      2003

MORGAN HILL, CA, USA - May 14, 2003 - GraphOn(R) Corporation, (OTCBB: GOJO) (www.graphon.com) a leading developer of business software for remote computing, today announced it will host an investor conference call at 1:30 pm Pacific Coast Time (4:30 pm East Coast Time) on Wednesday, May 21, 2003, moderated by GraphOn CEO and Chairman, Robert Dilworth and Chief Financial Officer, William Swain. Discussions will include a review of financial results of the first quarter, which ended March 31, 2003. The GraphOn management team will discuss the company's business and will take questions for a limited time following the presentation.

U.S. and Canada participants may access the call by phone by dialing (877) 591-1124 ten minutes prior to the call; international participants may dial
(706) 643-0488 and state GraphOn Conference Call.

GraphOn Corporation also reported results for the first quarter, which ended March 31, 2003.

Financial Highlights
Revenues were approximately $1.0 million for the three-month period ended March 31, 2003, as compared to approximately $586 thousand recorded in the same period of 2002. The net loss for the three-month period ended March 31, 2003 was approximately $380 thousand, as compared to the approximate $3.6 million net loss for the same period of 2002. The loss per common share on a basic and diluted basis for the current quarter was $0.02 per share as compared with a loss of $0.21 per share for the first quarter of 2002.

"We are pleased with the increase in revenue and the greatly reduced operating loss that we achieved this quarter as compared to the first quarter of last year," Robert Dilworth, CEO, said. "We continue to successfully increase revenue while at the same time decrease operating expenses, and are gratified by the increased acceptance by our customer base of the enhancements in our Windows(R) and UNIX product offerings."

About GraphOn Corporation
For over a decade, GraphOn Corporation has been an innovator and developer of business connectivity software. GraphOn's high performance software provides fast remote access, cross platform capability, and a centralized architecture that delivers a dramatically lower cost of ownership to the user. Using GO-Global, any application can be simply and easily Web enabled without any software modification required, allowing applications to be run from browsers or portals. GraphOn, which markets its solutions through OEM licenses, independent software vendors (ISVs), application service providers (ASPs), value-added resellers (VARs) and systems integrators, is headquartered in Morgan Hill, CA and is quoted on the Over the Counter Bulletin Board under the ticker GOJO (OTCBB:GOJO). For more information, please visit the company's Web site at http://www.graphon.com.

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results will differ due to factors such as shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Readers are referred to GraphOn's most recent periodic and other reports filed with the Securities and Exchange Commission.

GraphOn and GO-Global are a registered trademarks of GraphOn Corp. All other trademarks belong to their respective owners.

                               # # #

GRAPHON CORPORATION
Condensed Balance Sheets
                                   UNAUDITED          AUDITED
                                   March 31,        December 31,
                                     2003              2002
                                 --------------   --------------


 Cash and cash equivalents       $    1,620,600   $    1,958,200
 Accounts receivable, net               451,700          337,900
 Other current assets                    69,200          192,000
                                 --------------   --------------
 Total current assets                 2,141,500        2,488,100
 Property and equipment, net            354,400          421,900
 Purchased technology, net              956,100        1,163,100
 Capitalized software, net              475,800          406,500
 Other assets                            70,000           70,000
                                 --------------   --------------
 Total assets                         3,997,800        4,549,600
                                 ==============   ==============
 Current liabilities                  1,647,800        1,819,900
 Stockholders' equity                 2,350,000        2,729,700
                                 --------------   --------------
 Total liabilities and
 stockholders' equity            $    3,997,800   $    4,549,600
                                 ==============   ==============

Condensed Statements of Operations

                                          UNAUDITED
                                 Three months ended March 31,
                                 ----------------------------
                                      2003             2002
                                 --------------   --------------
 Revenue                         $    1,044,000   $      585,700
 Cost of revenue                        324,600          454,600
                                 --------------   --------------
 Gross Profit                           719,400          131,100
                                 --------------   --------------
 Selling and marketing                  420,900          808,800
 General and administrative             356,400          643,700
 Research and development               328,000          812,800
 Restructuring charge                         -        1,490,400
                                 --------------   --------------
 Total operating expenses             1,105,300        3,755,700
                                 --------------   --------------
 Loss from operations                  (385,900)      (3,624,600)
 Other income (expense), net              5,800           34,100
                                 --------------   --------------
 Loss before income taxes              (380,100)      (3,590,500)
 Income taxes                                 -                -
                                 --------------   --------------
 Net loss                        $     (380,100)  $   (3,590,500)
                                 ==============   ==============
 Basic and diluted loss
 per share                       $        (0.02)  $        (0.21)
                                 ==============   ==============
 Weighted average shares
 outstanding                         16,594,408       17,353,663
                                 ==============   ==============